Exhibit (d.5)

SCHEDULE A

Master Advisory Fee Waiver Agreement for iShares, Inc.

(Amended as of June 12-14, 2018)

(all percentages are expressed as a percentage of average daily net assets):

Fund	Advisory Fee Waiver	Last Day of Term
iShares Edge MSCI Min Vol Global ETF	With respect to the Fund, a portion of its management fee such that the Fund’s total annual fund operating expenses after fee waiver will not exceed 0.20%.	December 31, 2023

iShares MSCI Emerging Markets ex China ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2022

iShares MSCI Global Agriculture Producers ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2023

iShares MSCI Global Metals & Mining Producers ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2023

iShares Edge MSCI Min Vol Emerging Markets ETF	With respect to the Fund, a portion of its management fee such that the Fund’s total annual fund operating expenses after fee waiver will not exceed 0.25%.	December 31, 2023

iShares Emerging Markets Dividend ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	August 31, 2022

iShares Edge MSCI Multifactor Emerging Markets ETF	With respect to the Fund, an amount equal to the aggregate Acquired Fund Fees and Expenses (as defined by the SEC in the instructions to form N-1A), if any, attributable to investments by the Fund in other series of iShares Trust and iShares, Inc.	December 31, 2021

iShares Currency Hedged MSCI Emerging Markets ETF	With respect to the Fund, BFA has contractually agreed to waive a portion of its management fees so that the Fund’s total annual fund operating expenses after fee waiver is equal to the Acquired Fund Fees and Expenses attributable to the Fund’s investment in the iShares MSCI Emerging Markets ETF (EEM), after taking into account any fee waivers by EEM.	December 31, 2020

iShares Edge MSCI Min Vol EM Currency Hedged ETF	With respect to the Fund, BFA has contractually agreed to waive a portion of its management fees so that the Fund’s total annual fund operating expenses after fee waiver is equal to the Acquired Fund Fees and Expenses attributable to the Fund’s investment in the iShares Edge MSCI Min Vol Emerging Markets ETF (EEMV), after taking into account any fee waivers by EEMV, plus 0.03%.	December 31, 2020

iShares Core MSCI Emerging Markets ETF	With respect to the Fund, a portion of its management fee such that the Fund’s total annual fund operating expenses after fee waiver will not exceed 0.14%.	December 31, 2022

ISHARES, INC. on behalf of each FUND		BLACKROCK FUND ADVISORS

By:	/s/ Jack Gee	By:	/s/ Deepa Damre
	Jack Gee		Deepa Damre
	Chief Financial Officer, iShares, Inc.		Managing Director

Dated: June 12-14, 2018

[Signature Page to Amended Schedule A of Master Advisory Fee Waiver Agreement]